HERITAGE COMMERCE CORP REPORTS FINANCIAL RESULTS
                       FOR THE SECOND QUARTER OF 1999


        Heritage Commerce Corp (the "Company") (Nasdaq: HTBK) today reported consolidated earnings of $674,000, or $0.11 per diluted share, for the second quarter of 1999. This compares to $530,000 or $0.09 per diluted share in the prior year period. Year-to-date return on average assets and return on average equity were 0.72% and 8.41%, respectively, compared with returns of 0.69% and 8.65%, respectively, for the same period of 1998.

        For the quarter, earnings show an increase of $144,000, or 27%, over those of the prior year. For the quarter, net interest income grew by $532,000, or 12%, compared to the second quarter of 1998; noninterest income grew by $444,000, or 183%, due primarily to gains on sale of securities; and noninterest expense grew by $701,000, or 20%, compared to the second quarter of 1998, reflecting start-up expenses associated with the Company's expansion in Fremont and Morgan Hill, California. The Company's net interest margin was 6.01% for the year ended June 30, 1999, compared with 6.36% for the year ended June 30, 1998. This decrease in net interest margin can be primarily attributed to lower rates earned on interest earning assets.

        Total assets as of June 30, 1999 were $403,215,000, an increase of $53,541,000, or 15%, from June 30, 1998. Total deposits as of June 30, 1999 were $364,592,000, an increase of $40,941,000, or 13%, since June 30, 1998.
Deposit growth for the quarter, as compared to the same quarter of 1998, was net of approximately $50 million of bankruptcy deposits, which were sold by Heritage Bank of Commerce in the fourth quarter of 1988.

        Total portfolio loans as of June 30, 1999 were $245,336,000, an increase of $92,598,000, or 61%, since June 30, 1998. The Company's allowance for loan losses was $4,337,000, or 1.77%, of total loans as of June 30, 1999. This compares with an allowance for loan losses of $3,825,000, or 1.62 %, of total loans at December 31, 1998 and $2,884,000, or 1.89%, of total loans as of June 30, 1998. The Company's non-performing assets (NPA's) increased from zero at June 30, 1998 to $1,776,000 as of June 30, 1999. NPA's were $1,288,000 as of 1998 year-end.

        The Company's shareholders' equity at June 30, 1999 stood at $31,473,000, compared with $30,697,000 as of December 31, 1998, a 2.53%
increase. Book value per share totaled $5.63 as of June 30, 1999 (book value per share data has been adjusted for a 3 for 2 stock split declared by the Company to shareholders of record as of February 5, 1999 and paid on February 19, 1999). The Company's leverage capital ratio stood at 7.90% at June 30, 1999. This compares with a leverage ratio of 9.0% at December 31, 1998 and
7.4 % as of June 30, 1998.

        The Company began a public stock offering on June 1, 1999. The Company intends to sell up to 700,000 new shares at a price of $15.00 per share on a best efforts basis.

        Heritage Commerce Corp, a bank holding company established February 17, 1998, is the parent company of two financial institutions: Heritage Bank of Commerce, a commercial bank headquartered in the city of San Jose with a branch in Morgan Hill (which, pending regulatory approval, will become a de novo bank); and Heritage Bank East Bay, a commercial bank headquartered in the city of Fremont, with a branch in San Ramon.

        The Company's common stock is listed on the Nasdaq National Market under the symbol "HTBK".

        Readers should carefully review the risk factors described in other documents the Company files from time to time with the Securities and Exchange Commission, including the Annual Report on Form 10-K for the year ended December 31, 1998 and the Quarterly Reports on Form 10-Q filed by the Company in fiscal 1999.

        For further information about the Company's financial performance, contact John Rossell, Chief Executive Officer, at (408) 947-6900 or visit the Company's web site at www.heritage-bank.com.


                     Forward Looking Statement Disclaimer

        This release may contain forward-looking statements that are subject to risks and uncertainties. Such risks and uncertainties may include but are not necessarily limited to fluctuations in interest rates, inflation, government regulations and general economic conditions, and competition within the business areas in which the Company is conducting its operations, including the real estate market in California and other factors beyond the Company's control. Such risks and uncertainties could cause results for subsequent interim periods or for the entire year to differ materially from
those indicated.   For a discussion of factors which could cause results to
differ, please see the Company's reports on Forms 10-K and 10-Q as filed with the Securities and Exchange Commission and the Company's press releases. Readers should not place undue reliance on the forward-looking statements, which reflect management's view only as of the date hereof. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect subsequent events or circumstances.


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           Heritage Commerce Corp
                (unaudited)

                                At and For the                    At and for the
                                 Three Months                        Six Months
(in thousands, except       June 30       June 30    Percent    June 30     June 30    Percent
per share amounts)            1999          1998      Change      1999        1998      Change
Statement of Income Data
  Net Interest Income       $   4,914   $   4,382      12%    $   9,908   $   8,160      21%
  Provision for Loan Losses       484         350      38%        1,127         510     121%
  Noninterest Income              687         243     183%        1,911         374     411%
  Noninterest Expense           4,163       3,462      20%        8,750       6,480      35%
  Net Income                $     674   $     530      27%    $   1,301   $     983      32%


Per Share Data
  Earnings Per Share
    Basic                   $    0.12   $    0.11     9.1%    $    0.23   $    0.19      21%
    Diluted                 $    0.11   $    0.09      22%    $    0.20   $    0.16      25%
Book Value Per Common Share $    5.63   $    4.74      19%    $    5.63   $    4.74      19%


Weighted average shares used in computing:
 Basic earnings per share    5,582,308     4,943,844   13%      5,569,613   5,242,516     6%
 Diluted earnings per share  6,364,109     5,680,169   12%      6,387,357   5,971,369     7%


Balance Sheet Data
  Total Assets                                                 $  403,215   $  349,674    15%
  Securities, Available-For-Sale                                   31,782       75,857   -58%
  Securities, Held-To-Maturity                                     13,856       28,182   -51%
  Loans Held-For-Sale                                              11,675       17,534   -33%
  Loans                                                           245,336      152,738    61%
  Allowance For Loan Losses                                         4,337        2,884    50%
  Total Deposits                                                  364,592      323,651    13%
  Total Shareholders' Equity                                       31,473       23,448    34%
  Unrealized Holding Gain (loss) on Securities, Net            $      (92)  $      546  -117%

  Nonperforming Loans                                          $    1,776          ---
  Other Real Estate Owned                                             ---          ---

Selected Financial Ratios
  Net Interest Margin                                                6.01%        6.36%
  Return on Average Assets                                           0.72%        0.69%
  Return on Average Equity                                           8.41%        8.65%
  Allowance for Loan Losses to Nonperforming Loans                    244%         N/A
  Allowance for Loan Losses to Total Loans                           1.77%        1.89%
  Leverage Ratio                                                     7.90%        7.40%

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